Exhibit 99.1

STORE Capital Announces $600 Million Long-Term Debt Financing at a Fixed Rate of 3.68%

SCOTTSDALE, Ariz., April 28, 2022 — STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced that it has entered into $600 million of unsecured long-term debt financing.

This debt transaction consisted of $400 million five-year and $200 million seven-year floating rate loans. The loans were effectively converted to a weighted average fixed rate of 3.68% for the term of the loans through the use of interest rate swaps.

The Company is using the proceeds of the transaction primarily to paydown amounts outstanding on its unsecured revolving credit facility and to prepay, without penalty, $134.5 million of STORE Master Funding Series 2014-1, Class A-2 notes, which bore a coupon rate of 5.0%, resulting in an annual interest expense savings of $1.8 million. The remaining proceeds will be used to fund growth.

“We are very pleased with the execution of this unsecured long-term debt transaction which demonstrates our financial flexibility,” said Mary Fedewa, Chief Executive Officer of STORE Capital. “Even with market uncertainty and a rising rate environment, we have been able to efficiently secure a very favorable transaction with broad participation across our banking partners. This transaction also fits nicely into our well-laddered debt maturities, reduces our overall cost of long-term debt capital and provides ample liquidity to fund our active pipeline of investment opportunities at attractive spreads.”

The loans were funded through a group of banks led by KeyBanc Capital Markets Inc., Regions Capital Markets and Capital One, National Association acting as Joint Lead Arrangers and Joint Bookrunners; KeyBank National Association is Administrative Agent.

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is a leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in more than 2,850 property locations across the United States, substantially all of which are profit centers. Additional information about STORE Capital can be found on its website at www.storecapital.com.

STORE Capital Corporation

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts may contain forward-looking statements. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports it files with the SEC from time to time. These forward-looking statements speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact:

Financial Profiles, Inc.

STORECapital@finprofiles.com

Investors or Media:

Moira Conlon, 310-622-8220

Megan McGrath, 310-622-8248

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